EXHIBIT 4.1.  Minutes Approving Issuance Of Shares And Bonus Shares

                        MINUTES OF THE BOARD OF DIRECTORS

     A meeting of the Directors of AZTEK, INC., a Nevada corporation, was held at the Company's offices on the 12th day of June, 1998, at the hour of 10:00 o'clock a.m., for the purpose of the sale of a determined number of shares for startup purposes.

     Mike Sintichakis Chairman of the Board called the meeting to order and Nick Sintichakis Director recorded the minutes of the meeting.

     On motion duly made, seconded and unanimously carried the reading correcting and approval of the minutes of the last meeting was waived.

     Upon motion duly made it was resolved that the Company allot an aggregate of 1,000,000 common shares par value $0.001 at a price of US$0.05 per share to the following directors, officers and employees of the Company:

   Name                                  No. & Class of Shares
   Mike Sintichakis  (director)   400,000 common shares, par value $0.001
   Edson Ng          (director)   200,000 common shares, par value $0.001
   Eileen Keogh      (director)   200,000 common shares, par value $0.001
   Nick Sintichakis  (director)   190,000 common shares, par value $0.001
   Dauna Potts       (employee)    10,000 common shares, par value $0.001

     the ("Shares")

     Upon motion duly made, it was resolved that the issuance and release of the Shares be subject to the following terms and conditions:

1. The total number of Shares shall be paid for in advance by the purchasers prior to issuance at a price of $0.05 per share. The payment must be made by a cashier's or certified cheque, payable to Aztek, Inc.

2. All purchasers agree to place all of their Shares in the Company's trust account and the Shares will be released in 24 equal monthly installments.
All
of the directors of the Company agree to sign a resignation letter which shall be used if the board of directors decide to cease a director's services for failure to execute his duties and to avoid additional expenses to the Company for a director's dismissal through shareholder meetings.

3. In the event that any director, officer or employee is released by the Company, based on the board of directors recommendations or leaves through their own free will for any reason, the Company has the power and authority to sell and transfer all remaining Shares held in the individual's trust account to an existing or new employee, director or officer of the Company.

4. All purchasers agree to sign a power of attorney authorizing the Company to sell the balance of the Shares remaining in their trust account as described in paragraph 4 herein.

5. The new purchaser shall pay the original owner US$0.05 for each Share transferred plus 6% per annum interest effective on the day of purchase. If the Company fails to make a decision on the new purchaser within thirty days, the Company will advance the funds to the seller on behalf of the future purchaser.

     Upon motion duly made, it was resolved that the Company allot an aggregate of 1,000,000 common shares, par value $0.001, at a price of US$0.01 per share to be issued as Bonus Shares to the following directors of the
Company:

     Name                            No. & Class of Shares
     Mike Sintichakis                400,000 common shares, par value $0.001
     Edson Ng                        200,000 common shares, par value $0.001
     Eileen Keogh                    200,000 common shares, par value $0.001
     Nick Sintichakis                200,000 common shares, par value $0.001

     (the "Bonus Shares")

     Upon motion duly made, it was resolved that issuance of any of the Bonus Shares be subject to the following terms and conditions:

1. All of the Bonus Shares must be paid for in advance at a price of US$0.01 per Bonus Share. The payment must be made by a cashier's or certified cheque, payable to Aztek, Inc.

2. The release of the Bonus Shares shall be subject to the director's, officer's or employee's satisfactory performance and certain conditions being met as described herein;

3.  Any outstanding Bonus Shares will expire at the end of the term of five
(5) years from the date of the resolution of the board of directors approving the granting of the Bonus Shares and shall be automatically cancelled;

4. The maximum number of Bonus Shares to be released to any director, officer or employee in any one year shall be restricted to 20% of the original amount of Bonus Shares awarded;

5. In order for the Company to authorize the issuance of any Bonus Shares to any director, officer or employee the Bonus Shares shall be released only if the Company accumulates the following working capital per year:

            Year one:   $0.05 per share of working capital
            Year two:   $0.10 per share of working capital
            Year three: $0.20 per share of working capital
            Year four:  $0.30 per share of working capital
            Year five:  $0.40 per share of working capital

6. In the event that any director, officer or employee ceases to serve the Company in any capacity for any reason, the remaining Bonus Shares shall be transferred to a new director, officer or employee of the Company at the board of director's discretion. The new purchaser shall, as a condition of receiving the Bonus Shares, pay to the original beneficial owner US$0.01 for each Bonus Share transferred to him including 6% interest effective on the day of purchase within thirty days. In the event that the Company fails to make a decision of the new beneficial owner within thirty days, the Company will advance the funds and recover the same from the future beneficial owner.

7. All beneficiaries agree to sign a power of attorney authorizing the Company to transfer the balance of the Bonus Shares remaining in their account. The balance of the Bonus Shares described herein, at the board of director's discretion, will be sold or transferred to several or one existing or new director, employee or officer of the Company. The power of attorney will be effective if a beneficiary, based on the board of director's discretion, does not provide satisfactory services to the Company and in result they cease their services to the Company.

Upon motion duly made, it was agreed that the funds collected from the issuance of the Shares and the Bonus Shares be used for the Company's start-up costs and working capital.

     There being no further business to come before the meeting at this time, the meeting was, upon motion duly made and seconded, adjourned at 11:30 a.m.

      /s/ Mike Sintichakis
      ----------------------------

     Mike Sintichakis, Director